Exhibit (z)(ii)

The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-______

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH OFFERINGS OF PREFERRED SHARES1
(to Prospectus dated                         , 2026)

Shares

XAI Madison Equity Premium Income Fund

% Series         Preferred Shares

Liquidation Preference $              per Share

The Fund. XAI Madison Equity Premium Income Fund (the “Fund”) is a diversified, closed-end management investment company.

Investment Objective. The Fund’s primary investment objective is to provide a high level of current income and current gains, with a secondary objective of long-term capital appreciation. The Fund’s investment objectives are considered fundamental and may not be changed without shareholder approval.

Investment Strategy. The Fund seeks to achieve its investment objectives by investing primarily in large and mid-capitalization common stocks that are, in the view of Madison Asset Management, LLC (“Madison” or the “Sub-Adviser”) selling at a reasonable price in relation to their long-term earnings growth rates. Under normal market conditions, the Fund will seek to generate current earnings from option premiums by writing (selling) covered call options on a substantial portion of its portfolio securities.

Portfolio Contents. Under normal market conditions, the Fund invests at least 80% of its total assets in common stocks, with at least 65% of its total assets in common stocks of large capitalization issuers. The Fund may invest the remainder of its total assets in companies that meet the Fund’s growth and value criteria but whose market capitalization is considered as middle sized or “mid-cap.”

The Fund pursues its primary objective by employing an option strategy of writing (selling) a substantial amount (i.e., 80%) of covered call options on common stocks.

NYSE Listing. The Fund’s Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “MCN.” As of               , the last reported sale price for the Fund’s Common Shares on the NYSE was $             per Common Share, and the net asset value of the Fund’s Common Shares was $             per Common Share, representing a [discount/premium] to net asset value of             %.

[The Fund has applied to list the          %Series          Preferred Shares (“Preferred Shares”) on the NYSE. If the application is approved, the Preferred Shares are expected to commence trading on the NYSE under the symbol “[   ]” within [   ] days of the date of issuance.]

1	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

i

Investing in the Fund’s Preferred Shares involves certain risks. See “Risks” on page [ ] of the accompanying Prospectus and “                ” on page              of this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Fund(1)	$	$

(1)	[Offering expenses payable by the Fund will be deducted from the Proceeds, before expenses, to the Fund. Total offering expenses (other than sales load) are estimated to be $ , which will be paid by the Fund.]

The underwriters expect to deliver the Preferred Shares to purchasers on or about .

This Prospectus Supplement is dated                  .

You should read this Prospectus Supplement and the accompanying Prospectus, which contains important information about the Fund that you should know before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated          , 2026, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. You may request free copies of the Statement of Additional Information, annual and semi-annual reports to shareholders and other information about the Fund, and make shareholder inquiries, by calling (888) 903-3358 or by writing to XA Investments at 321 North Clark Street, Suite 2430, Chicago, Illinois 60654, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s Prospectus, Statement of Additional Information, reports and any incorporated information will also be available from the Fund’s website at www.xainvestments.com.

The Fund’s Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

[As permitted by regulations adopted by the SEC, paper copies of the Fund’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from the Fund or from your financial intermediary, such as a broker-dealer or bank. Instead, the reports will be made available on the Fund’s website (www.xainvestments.com/MCN), and you will be notified by mail each time a report is posted and provided with a website link to access the report.

You may elect to receive all future reports in paper free of charge. If you own these shares through a financial intermediary, such as a broker-dealer or bank, you may contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. If you invest directly with the Fund, you can inform the Fund that you wish to continue receiving paper copies of your shareholder reports by calling (888) 903-3358. Your election to receive reports in paper will apply to all funds held with the fund complex if you invest directly with the Fund or to all funds held in your account if you invest through your financial intermediary.]

This Prospectus Supplement and the accompany Prospectus and the SAI, contain (or will contain) or incorporate (or will incorporate) by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Fund’s plans, strategies, and goals and the Fund’s beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information. In this Prospectus Supplement and the accompanying Prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions, and the negative of such terms, are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. By their nature, all forward looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by any forward looking statements. Although the Fund believes that the expectations expressed in these forward looking statements are reasonable, actual results could differ materially from those projected or assumed in these forward looking statements. The Fund’s future financial condition and results of operations, as well as any forward looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “ ” section of this Prospectus Supplement and the “Risks” section of the accompanying Prospectus, which describes certain currently known risk factors that could cause actual results to differ materially from the Fund’s expectations. The Fund urges you to review carefully that section for a more detailed discussion of the risks associated with an investment in the Fund’s securities. All forward looking statements contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus are made as of the date of this Prospectus. The Fund does not intend, and undertakes no obligation, to update any forward looking statement. The Fund is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement. The Fund’s business, financial condition and results of operations may have changed since that date. The Fund will amend this Prospectus Supplement and the accompanying Prospectus if, during the period that this Prospectus Supplement and the accompanying Prospectus is required to be delivered, there are any subsequent material changes.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

TABLE OF CONTENTS

Page

Prospectus Supplement

PROSPECTUS SUPPLEMENT SUMMARY	S-1
CAPITALIZATION	S-2
USE OF PROCEEDS	S-3
ASSET COVERAGE RATIO	S-3
SPECIAL CHARACTERISTICS AND RISKS OF THE SERIES PREFERRED SHARES	S-3
RECENT DEVELOPMENTS	S-4
TAX MATTERS	S-4
UNDERWRITERS	S-5
LEGAL MATTERS	S-6
ADDITIONAL INFORMATION	S-6

Prospectus

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION BY REFERENCE	2
THE FUND	3
SUMMARY OF FUND EXPENSES	11
FINANCIAL HIGHLIGHTS	12
USE OF PROCEEDS	13
MARKET AND NET ASSET VALUE INFORMATION	14
INVESTMENT OBJECTIVE AND POLICIES	14
USE OF LEVERAGE	14
RISKS	14
MANAGEMENT OF THE FUND	15
NET ASSET VALUE	17
DISTRIBUTIONS	17
DIVIDEND REINVESTMENT PLAN	17
DESCRIPTION OF CAPITAL STRUCTURE	17
DESCRIPTION OF PREFERRED SHARES	20
DESCRIPTION OF SUBSCRIPTION RIGHTS	21
ANTI-TAKEOVER PROVISIONS IN THE FUND’S GOVERNING DOCUMENTS	22
TAX MATTERS	25
PLAN OF DISTRIBUTION	32
TRANSFER AGENT, CUSTODIAN AND ADMINISTRATOR, SUB-ADMINISTATOR AND PINE ADVISORS	34
LEGAL MATTERS	34
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	34
FISCAL YEAR END AND REPORTS TO SHAREHOLDERS	34
PRIVACY PRINCIPLES OF THE FUND	35

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s Series Preferred Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated , 2026 (the “SAI”), especially the information set forth under the heading “Risks.”

The Fund	XAI Madison Equity Premium Income Fund (the “Fund”) is a diversified, closed-end management investment company registered under the 1940 Act. The Fund’s investment adviser is XA Investments, LLC.
Listing and Symbol

The Fund’s Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “MCN.” As of                      , the last reported sale price for the Fund’s Common Shares on the NYSE was $        per Common Share, and the net asset value of the Fund’s Common Shares was $        per Common Share, representing a [discount/premium] to net asset value of %.

[The Fund has applied to list the        % Series           Preferred Shares on the        . If the application is approved, the Preferred Shares are expected to commence trading on the NYSE under the symbol “[ ]” within [ ] days of the date of issuance.]

The Offering

The Fund is offering an aggregate of shares of        % Series        Preferred Stock, par value $[0.01] per share (the “Preferred Shares”).

Terms of the Preferred Shares Offered by the Fund

The Preferred Shares will have a liquidation preference of $           per share, plus accumulated and unpaid dividends. The dividend rate [for the initial dividend period] will be        %. [Dividends will be paid when, as and if declared by the board of trustees of the Fund, out of funds legally available therefore. Dividends and distributions on the Preferred Shares will accumulate from the date of their original issue. The payment date for the initial dividend period will be         .]

The Preferred Shares will rank senior to the Fund’s Common Shares in priority of payment of dividends and as to the distribution of assets upon dissolution, liquidation or winding up of the Fund’s affairs; equal in priority with all other future series of preferred stock the Fund may issue as to priority of payment of dividends and as to distributions of assets upon dissolution, liquidation or the winding-up of the Fund’s affairs; and subordinate in right of payment to amounts owed under the Fund’s existing credit agreement, and to the holder of any future senior Indebtedness, which may be issued without the vote or consent of preferred shareholders.

Under the Statement of Preferences governing the Series        Preferred Shares, the Preferred Shares will be subject to mandatory redemption if the Fund fails to satisfy certain asset coverage tests, subject to applicable cure period and other terms and conditions.

[TO COME]

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Preferred Shares.
Use of Proceeds

The Fund estimates the net proceeds of the offering to be approximately $                .

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within         months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

CAPITALIZATION

The following table sets forth the Fund’s capitalization at        :

(i)	on a historical basis;

(ii)	on an as adjusted basis to reflect the issuance of an aggregate of Common Shares pursuant to the Fund’s Dividend Reinvestment Plan, and the application of the net proceeds from such issuances of Common Shares; and

(iii)	on an as further adjusted basis to reflect the assumed sale of of % Series Preferred Shares at a price of $ per share in an offering under this Prospectus Supplement and the accompanying Prospectus less the aggregate underwriting discount of $ and estimated offering expenses payable by the Fund of $ .

	Actual		As Adjusted (unaudited)		As Further Adjusted (unaudited)
Indebtedness:
Aggregate Principal Amount of Borrowings	$	[ ]	$	[ ]	$	[ ]
Preferred Shares:
Series Preferred Shares, par value $[0.01] per share; shares authorized, none issued and outstanding (actual), none issued and outstanding (as adjusted), shares issued and outstanding (as further adjusted)		[ ]		[ ]		[ ]
Common Shareholder’s Equity:
Common Shares, par value $0.01 per share; shares issued and outstanding (actual), shares issued and outstanding (as adjusted), shares issued and outstanding (as further adjusted)		[ ]		[ ]		[ ]
Paid-in capital		[ ]		[ ]		[ ]
Total distributable earnings		[ ]		[ ]		[ ]
Net Assets	$	[ ]	$	[ ]	$	[ ]

USE OF PROCEEDS

The Fund estimates that the net proceeds to the Fund from this offering will be approximately $        million, after deducting underwriting discounts and commissions and estimated offering expenses borne by the Fund.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within        months after the completion of the offering. Pending the full investment of the proceeds of an offering, it is anticipated that all or a portion of the proceeds will be invested in U.S. Government securities or high grade, short-term money market instruments, which have returns substantially lower than those the Fund anticipates earning once it has fully invested the proceeds of an offering in accordance with its investment objective.

ASSET COVERAGE RATIO

As provided in the 1940 Act and subject to certain exceptions, the Fund may issue debt and/or preferred shares with the condition that immediately after issuance the value of its total assets, less certain ordinary course liabilities, exceed 300% of the amount of the debt outstanding and exceed 200% of the sum of the amount of debt and preferred shares outstanding. The Fund’s preferred shares [and Indebtedness, in aggregate,] are expected to have an initial asset coverage on the date of issuance of approximately         %.

SPECIAL CHARACTERISTICS AND RISKS OF THE SERIES PREFERRED SHARES

Dividends

[TO COME]

Redemption

[TO COME]

Voting Rights

[TO COME]

Liquidation

In the event of any liquidation, dissolution or winding up of the Fund’s affairs, whether voluntary or involuntary, the holders of Preferred Shares will be entitled to receive out of the assets of the Fund available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment will be made in respect of the Common Shares, a liquidation distribution equal to the $[ ] per share liquidation preference plus an amount equal to all unpaid dividends and distributions accumulated through the date fixed for such distribution or payment (whether or not earned or declared by the Fund, but excluding interest thereon), and such holders will be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

If, upon any liquidation, dissolution or winding up of the Fund’s affairs, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all Preferred Shares and any other outstanding shares of preferred stock will be insufficient to permit the payment in full to such holders of Preferred Shares of the $[ ] per share liquidation preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other shares of preferred stock, then the available assets shall be distributed among the holders of such Preferred Shares and such other series of preferred stock ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of the Fund’s affairs whether voluntary or involuntary, unless and until the $[ ] per share liquidation preference on each outstanding Preferred Share plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Preferred Shares, no dividends, distributions or other payments will be made on, and no redemption, repurchase or other acquisition by the Fund will be made by the Fund in respect of, the Common Shares.

Stock Exchange Listing

Application has been made to list the         % Series         Preferred Shares on the NYSE. If the application is approved, the Preferred Shares are expected to commence trading on the NYSE within thirty days of the date of issuance under the symbol “[ ].”

Risks

Risk is inherent in all investing. Before investing in the Preferred Shares, you should consider the risks carefully. See “Risks” in the accompanying Prospectus as well as the risks below.

Market Price Risk. The market price for the Preferred Shares will be influenced by changes in interest rates, the perceived credit quality of the Preferred Shares and other factors, and may be higher or lower than the liquidation preference of the Preferred Shares. There is currently no market for the Preferred Shares of the Fund.

Liquidity Risk. Currently, there is no public market for the Preferred Shares. As noted above, an application has been made to list the Preferred Shares on the NYSE. However, during an initial period which is not expected to exceed thirty days after the date of its issuance, the Preferred Shares will not be listed on any securities exchange. Before the Preferred Shares are listed on the NYSE, the underwriter may, but is not obligated to, make a market in the Preferred Shares. No assurances can be provided that listing on any securities exchange or market making by the underwriter will occur or will result in the market for Preferred Shares being liquid at any time.

Reinvestment Risk. The Fund may at any time redeem shares of Preferred Shares to the extent necessary to meet regulatory asset coverage requirements. For example, if the value of the Fund’s investment portfolio declines, thereby reducing the asset coverage for the Preferred Shares, the Fund may be obligated under the terms of the Preferred Shares to redeem shares of the Preferred Shares. Investors may not be able to reinvest the proceeds of any redemption in an investment providing the same or a better rate than that of the Preferred Shares.

Distribution Risk. The Fund may not meet the asset coverage requirements or earn sufficient income from its investments to make distributions on the Preferred Shares.

Redemption Risk. The Preferred Shares are not a debt obligation of the Fund. The Preferred Shares are junior in respect of distributions and liquidation preference to any indebtedness incurred by the Fund. Although unlikely, precipitous declines in the value of the Fund’s assets could result in the Fund having insufficient assets to redeem all of the Preferred Shares for the full redemption price.

[ADDITIONAL RISKS TO COME]

RECENT DEVELOPMENTS

[TO COME, IF ANY]

[ADDITIONAL RISKS, IF ANY, TO COME]

TAX MATTERS

[TO COME]

UNDERWRITERS

[TO COME]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, as special counsel to the Fund in connection with the offering of Preferred Shares. Certain legal matters will be passed on by        , as special counsel to the underwriters in connection with the offering of Preferred Shares.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the Securities Act, and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Preferred Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

Shares

XAI Madison Equity Premium Income Fund

% Series         Preferred Shares

FORM OF

PROSPECTUS
SUPPLEMENT